Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports First Quarter 2020 Results

Addresses COVID-19 Uncertainty

Nashville, Tenn., April 21, 2020 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2020. The Company also announced that it has implemented a number of actions to respond to the impact and uncertainty caused by the COVID-19 pandemic. These measures are highlighted later in this release.

Key first quarter metrics (all percentage changes compare 1Q 2020 to 1Q 2019 unless otherwise noted):

•	Revenues totaled $12.861 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $581 million, or $1.69 per diluted share

•	Adjusted EBITDA totaled $2.200 billion

•	Cash flows from operating activities totaled $1.375 billion

•	Same facility admissions increased 0.6 percent and same facility equivalent admissions declined 0.4 percent

Revenues in the first quarter of 2020 increased to $12.861 billion, compared to $12.517 billion in the first quarter of 2019. Net income attributable to HCA Healthcare, Inc. totaled $581 million, or $1.69 per diluted share, compared to $1.039 billion, or $2.97 per diluted share, in the first quarter of 2019. During the first quarter of 2020, the Company recorded losses of $295 million, or $0.66 per diluted share, on retirement of debt and gains of $7 million, or $0.02 per diluted share, on sales of facilities. Results for the first quarter of 2019 included $86 million in revenues, or $0.19 per diluted share, as a result of finalizing an arbitration with a payer related to out-of-network claims.

For the first quarter of 2020, Adjusted EBITDA totaled $2.200 billion, compared to $2.541 billion in the first quarter of 2019. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 0.6 percent and same facility equivalent admissions declined 0.4 percent in the first quarter of 2020 compared to the prior year period. Same facility emergency room visits declined 1.0 percent in the first quarter of 2020, compared to the prior year period. Same facility inpatient surgeries declined

1.8 percent, while same facility outpatient surgeries declined 5.9 percent in the first quarter of 2020, compared to the same period of 2019. Same facility revenue per equivalent admission increased 1.6 percent in the first quarter of 2020 compared to the first quarter of 2019. Patient volumes across most services were significantly impacted in the last two weeks of the quarter as various COVID-19 policies were implemented by federal and state governments.

COVID-19

The Company believes the extent of COVID-19’s adverse impact on its operating results and financial condition will be driven by many factors, most of which are beyond the Company’s control and ability to forecast. As a result, at this time the Company cannot reasonably estimate the impact the COVID-19 pandemic will have on its operating and financial results. Due to this continued uncertainty, the Company is withdrawing its previously issued guidance for 2020.

The Company has taken numerous actions over the course of the past few weeks to provide the safest possible environment for its employees, affiliated physicians, and patients. In addition to these actions, the Company implemented a pandemic pay program that provides salary support for its employees who are not getting their full pay. The Company’s response plan has multiple facets and continues to evolve as the pandemic unfolds.

As a national healthcare provider, the Company has taken steps to support its mission and enhance its operational and financial flexibility during the COVID-19 pandemic. As a precautionary measure, the Company has taken a number of actions, including the following:

•	Implemented certain cost reduction initiatives;

•	Suspended its authorized share repurchase program;

•	Reduced certain planned capital expenditures;

•	Executed a new $2 billion 364-day term loan facility (which was undrawn at March 31, 2020) to supplement revolver availability; and

•	Subsequent to March 31, 2020, requested accelerated Medicare payments as provided for in the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

Dividend

In addition to the actions described above, the Company has taken the additional precautionary step to enhance its financial flexibility by suspending its quarterly dividend program. The Company expects to evaluate resumption of the quarterly dividend program at a future date.

Balance Sheet and Cash Flows from Operations

As of March 31, 2020, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $731 million, total debt of $34.861 billion, and total assets of $45.421 billion. During the first quarter of 2020, capital expenditures totaled $853 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter totaled $1.375 billion, compared to $974 million in the first quarter of 2019.

During the first quarter of 2020, the Company repurchased 3.287 million shares of its common stock at a cost of $441 million. The Company had $2.800 billion remaining under its suspended repurchase authorization as of March 31, 2020. As of March 31, 2020, the Company had $3.8 billion of availability under its credit facilities.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of March 31, 2020, HCA operated 186 hospitals and approximately 2,000 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 21 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2020, the anticipated impact of COVID-19 on the Company’s operations and financial results, and the Company’s capital allocation, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, related to the length and severity of the pandemic; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation and stimulus (including the CARES Act); changes in revenues due to declining patient volumes, changes in payor mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions and supply shortages and disruptions; (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financial perspective, (3) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), including the effects of court challenges to, any repeal of, or changes to, the Affordable Care Act or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including single-payer proposals (often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (4) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (10) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including economic and business conditions resulting from the COVID-19 pandemic, (16) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (25) changes in the U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2019 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2020		2019
	Amount	Ratio	Amount	Ratio
Revenues	$12,861	100.0%	$12,517	100.0%

Salaries and benefits	6,118	47.6	5,647	45.1
Supplies	2,123	16.5	2,041	16.3
Other operating expenses	2,427	18.9	2,299	18.4
Equity in earnings of affiliates	(7)	(0.1)	(11)	(0.1)
Depreciation and amortization	674	5.3	619	4.9
Interest expense	428	3.3	461	3.7
Losses (gains) on sales of facilities	(7)	(0.1)	1	—
Losses on retirement of debt	295	2.3	—	—

	12,051	93.7	11,057	88.3

Income before income taxes	810	6.3	1,460	11.7

Provision for income taxes	112	0.9	279	2.3

Net income	698	5.4	1,181	9.4

Net income attributable to noncontrolling interests	117	0.9	142	1.1

Net income attributable to HCA Healthcare, Inc.	$581	4.5	$1,039	8.3

Diluted earnings per share	$1.69		$2.97

Shares used in computing diluted earnings per share (millions)	344.096		350.316

Comprehensive income attributable to HCA Healthcare, Inc.	$470		$1,046

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$731	$621
Accounts receivable	6,890	7,380
Inventories	1,953	1,849
Other	1,442	1,346

Total current assets	11,016	11,196

Property and equipment, at cost	47,861	47,235
Accumulated depreciation	(24,876)	(24,520)

	22,985	22,715

Investments of insurance subsidiaries	325	315
Investments in and advances to affiliates	238	249
Goodwill and other intangible assets	8,587	8,269
Right-of-use operating lease assets	1,828	1,834
Other	442	480

	$45,421	$45,058

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,750	$2,905
Accrued salaries	1,560	1,775
Other accrued expenses	2,547	2,932
Long-term debt due within one year	162	145

Total current liabilities	7,019	7,757

Long-term debt, less net debt issuance costs of $258 and $239	34,699	33,577
Professional liability risks	1,432	1,370
Right-of-use operating lease obligations	1,497	1,499
Income taxes and other liabilities	1,477	1,420

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(2,962)	(2,808)
Noncontrolling interests	2,259	2,243

Total deficit	(703)	(565)

	$45,421	$45,058

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2020	2019
Cash flows from operating activities:
Net income	$698	$1,181
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	464	(369)
Inventories and other assets	(196)	(174)
Accounts payable and accrued expenses	(784)	(651)
Depreciation and amortization	674	619
Income taxes	121	269
Losses (gains) on sales of facilities	(7)	1
Losses on retirement of debt	295	—
Amortization of debt issuance costs and discounts	7	8
Share-based compensation	82	62
Other	21	28

Net cash provided by operating activities	1,375	974

Cash flows from investing activities:
Purchase of property and equipment	(853)	(781)
Acquisition of hospitals and health care entities	(328)	(1,474)
Sales of hospitals and health care entities	35	30
Change in investments	(1)	36
Other	2	24

Net cash used in investing activities	(1,145)	(2,165)

Cash flows from financing activities:
Issuances of long-term debt	2,700	1,500
Net change in revolving bank credit facilities	1,440	460
Repayment of long-term debt	(3,327)	(49)
Distributions to noncontrolling interests	(154)	(136)
Payment of debt issuance costs	(34)	(22)
Payment of dividends	(152)	(141)
Repurchases of common stock	(441)	(278)
Other	(141)	(118)

Net cash (used in) provided financing activities	(109)	1,216

Effect of exchange rate changes on cash and cash equivalents	(11)	4

Change in cash and cash equivalents	110	29
Cash and cash equivalents at beginning of period	621	502

Cash and cash equivalents at end of period	$731	$531

Interest payments	$468	$580
Income tax (refunds) payments, net	$(9)	$10

HCA Healthcare, Inc.

Operating Statistics

	First Quarter
	2020	2019
Operations:
Number of Hospitals	186	185
Number of Freestanding Outpatient Surgery Centers	123	124
Licensed Beds at End of Period	49,357	48,455
Weighted Average Licensed Beds	49,160	48,036
Reported:
Admissions	528,244	523,196
% Change	1.0%
Equivalent Admissions	889,035	889,956
% Change	-0.1%
Revenue per Equivalent Admission	$14,466	$14,065
% Change	2.9%
Inpatient Revenue per Admission	$14,632	$14,408
% Change	1.6%
Patient Days	2,622,839	2,606,897
% Change	0.6%
Equivalent Patient Days	4,414,238	4,434,332
% Change	-0.5%
Inpatient Surgery Cases	135,145	137,363
% Change	-1.6%
Outpatient Surgery Cases	226,319	240,846
% Change	-6.0%
Emergency Room Visits	2,264,707	2,287,440
% Change	-1.0%
Outpatient Revenues as a Percentage of Patient Revenues	37.3%	37.8%
Average Length of Stay (days)	4.965	4.983
Occupancy	58.6%	60.3%

Same Facility:
Admissions	514,979	511,817
% Change	0.6%
Equivalent Admissions	863,620	867,018
% Change	-0.4%
Revenue per Equivalent Admission	$14,243	$14,023
% Change	1.6%
Inpatient Revenue per Admission	$14,622	$14,447
% Change	1.2%
Inpatient Surgery Cases	131,449	133,878
% Change	-1.8%
Outpatient Surgery Cases	219,422	233,188
% Change	-5.9%
Emergency Room Visits	2,221,294	2,243,856
% Change	-1.0%

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2020	2019
Revenues	$12,861	$12,517

Net income attributable to HCA Healthcare, Inc.	$581	$1,039
Losses (gains) on sales of facilities (net of tax)	(5)	1
Losses on retirement of debt (net of tax)	227	—

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	803	1,040
Depreciation and amortization	674	619
Interest expense	428	461
Provision for income taxes	178	279
Net income attributable to noncontrolling interests	117	142

Adjusted EBITDA (a)	$2,200	$2,541

Adjusted EBITDA margin (a)	17.1%	20.3%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$1.69	$2.97
Losses (gains) on sales of facilities	(0.02)	—
Losses on retirement of debt	0.66	—

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$2.33	$2.97

Shares used in computing diluted earnings per share (millions)	344.096	350.316

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.